EXHIBIT 99.1

Press Release	Certegy Inc.
11720 Amber Park Drive
Suite 600
Alpharetta, Georgia 30004

Date: August 5, 2003	Phone: 678-867-8000
Fax: 678-867-8100

Contact: Mary Waggoner
Certegy Inc.
VP—Investor and Public Relations
678-867-8004

FOR IMMEDIATE RELEASE

Certegy Inc. Board of Directors Approves Dividend and

Increases Share Repurchase Authority

Alpharetta, GA, August 5, 2003 –The Board of Directors of Certegy Inc. (NYSE: CEY) today approved an initial quarterly common stock dividend of $0.05 per share, payable in cash on October 15, 2003, to shareholders of record as of the close of business on October 1, 2003.

Certegy’s Board of Directors also approved an additional $100 million in share repurchase authority. This approval follows the Company’s existing share repurchase program established in September 2001, under which approximately $4.5 million in authority remains. As of August 4, 2003, the Company had approximately 66.1 million shares of common stock outstanding.

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About Certegy Inc.

Certegy (NYSE:CEY) provides credit and debit processing, check risk management and check cashing services, and merchant processing to over 6,000 financial institutions, 117,000 retailers and 100 million consumers worldwide. Headquartered in Alpharetta, Georgia, Certegy maintains a strong global presence with operations in the United States, United Kingdom, Ireland, France, Chile, Brazil, Australia and New Zealand. As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated over $1.0 billion in revenue in 2002. For more information on Certegy, please visit www.certegy.com.

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The statements in this release include forward-looking statements that are based on current expectations, assumptions, estimates, and projections about Certegy and our industry. They are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Certegy’s control, that may cause actual results to differ significantly from what is expressed in those statements. The factors that could, either individually or in the aggregate, affect our performance include the following, which are described in greater detail in the section entitled “Certain Factors Affecting Forward-Looking Statements” in our 2002 Annual Report on Form 10-K and our Quarterly Report for the period ending June 30, 2003 on Form 10-Q, filed with the SEC: Our ability to maintain or improve our competitive positions against current and potential competitors; the level of economic growth or other factors affecting demand for our products and services; loss of key customer contracts or strategic relationships; changes in regulation or industry standards applicable to our businesses or those of our customers; risks associated with investments and operations in foreign countries, including exchange rate fluctuations and local political, social, and economic factors, and those other risks listed in the above-referenced sections of our Form 10-K and Form 10-Q.